Exhibit 99.1

SAIC Announces First Quarter of Fiscal Year 2024 Results

•Revenues of $2.03 billion; 2% revenue growth, 3.5% growth adjusted for impact of deconsolidation of Forfeiture Support Associates joint venture
•Net income of $98 million; Adjusted EBITDA(1) of $189 million or 9.3% as a % of revenues
•Diluted earnings per share: $1.79; Adjusted diluted earnings per share(1): $2.14
•Net bookings of $2.1 billion resulting in a book-to-bill of 1.1x in the quarter
•Company increases revenue and adjusted diluted EPS(1) guidance for fiscal year 2024

RESTON, VA, June 5, 2023—Science Applications International Corporation (NYSE: SAIC), a premier Fortune 500® technology integrator driving our nation's digital transformation across the defense, space, civilian, and intelligence markets, today announced results for the first quarter ended May 5, 2023.

“We reported strong financial results in our first quarter as evidenced by continued momentum in revenue growth and margin improvement,” said SAIC CEO Nazzic Keene. “Our results and commitment to our strategy position us well to deliver upon the multi-year targets we provided at our 2023 Investor Day as we remain focused on driving long-term shareholder value."

First Quarter of Fiscal Year 2024: Summary Operating Results

	Three Months Ended
	May 5, 2023	Percent change		April 29, 2022
	(in millions, except per share amounts)
Revenues	$2,028	2%		$1,996
Operating income	157	26%		125
Operating income as a percentage of revenues	7.7%	140	bps	6.3%
Adjusted operating income(1)	152	13%		134
Adjusted operating income as a percentage of revenues	7.5%	80	bps	6.7%
Net income	98	32%		74
EBITDA(1)	194	18%		164
EBITDA as a percentage of revenues	9.6%	140	bps	8.2%
Adjusted EBITDA(1)	189	9%		173
Adjusted EBITDA as a percentage of revenues	9.3%	60	bps	8.7%
Diluted earnings per share	$1.79	39%		$1.29
Adjusted diluted earnings per share(1)	$2.14	14%		$1.88
Net cash provided by operating activities	$82	(31)%		$118
Free cash flow(1)	$76	(33)%		$113

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

First Quarter Summary Results
Revenues for the quarter increased $32 million or 2% compared to the same period in the prior year primarily due to ramp up on existing and new contracts, partially offset by contract completions and $37 million due to the deconsolidation of the Forfeiture Support Associates J.V. (FSA). Adjusting for the impact of the deconsolidation of FSA, revenues grew 3.5%.
Operating income as a percentage of revenues increased from the comparable prior year period primarily due to lower indirect costs, lower acquisition and integration costs, and a $7 million gain recognized from the deconsolidation of FSA.
Adjusted EBITDA(1) as a percentage of revenues for the quarter increased to 9.3% from 8.7% for the same period in the prior year primarily due to lower indirect costs and improved profitability across our contract portfolio.
Diluted earnings per share for the quarter was $1.79 compared to $1.29 in the prior year quarter. Adjusted diluted earnings per share(1) for the quarter was $2.14 compared to $1.88 in the prior year quarter. The weighted-average diluted shares outstanding during the quarter decreased to 54.8 million from 56.6 million during the prior year quarter.
Cash Generation and Capital Deployment
Cash flows provided by operating activities for the first quarter decreased $36 million compared to the prior year quarter, primarily due to the timing of payroll payments, partially offset by the timing of customer collections and vendor payments, and cash payments during the prior year associated with certain change in control provisions related to the acquisition of Halfaker and Associates, LLC.
During the quarter, SAIC deployed $97 million of capital, consisting of $70 million of plan share repurchases, $21 million in cash dividends, and $6 million of capital expenditures. In addition, SAIC received a $355 million refundable cash deposit during the quarter for the anticipated sale of our logistics and supply chain management (L&SCM) business which closed subsequent to the end of the quarter.
Quarterly Dividend Declared
As previously announced, subsequent to quarter end, the Company's Board of Directors declared a cash dividend of $0.37 per share of the Company's common stock payable on July 28, 2023 to stockholders of record on July 14, 2023. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Backlog and Contract Awards
Net bookings for the quarter were approximately $2.1 billion, which reflects a book-to-bill ratio of 1.1 and a trailing twelve months book-to-bill ratio of 1.0. SAIC’s estimated backlog at the end of the quarter was approximately $23.8 billion. Of the total backlog amount, approximately $3.9 billion was funded.
Notable New Business Awards:
Defense Counterintelligence and Security Agency One IT: SAIC was awarded an $889 million contract by the Federal Systems Integration and Management Center (FEDSIM) in support of Defense Counterintelligence and Security Agency (DCSA) to develop and implement One IT. One IT provides IT modernization to DCSA’s systems. As the prime contractor for One IT, SAIC will support DCSA as it simplifies and standardizes the agency’s IT environment, including cloud readiness. SAIC’s work will include planning and systems architecture development; digital; network, database and storage engineering; service desk support; cybersecurity and IT application development and sustainment. SAIC will also provide services to help DCSA meet centralized IT solution requirements for the National Industrial Security Programs (NISP) and National Industrial Security Systems (NISS) applications.
Notable Space and Intelligence Community Awards:
U.S. Space and Intelligence Community: During the quarter, SAIC was awarded approximately $540 million of contract awards by space and intelligence community organizations, excluding the DCSA One IT program mentioned previously. These awards represent a combination of new business and recompetes.
Other Notable News
SAIC Announces CEO Transition: SAIC announced the appointment of Toni Townes-Whitley to become CEO and join SAIC's Board of Directors, effective October 2, 2023. She will succeed Nazzic S. Keene, who has decided to retire as CEO and from the SAIC Board of Directors, also effective October 2, 2023.
SAIC Sells its Logistics and Supply Chain Management Business: Subsequent to the end of the quarter, SAIC sold its logistics and supply chain management business to ASRC Federal Holding Company, LLC (ASRC Federal), a subsidiary of Arctic Slope Regional Corporation, for $355 million in cash. SAIC’s logistics and supply chain solutions were used by the Defense Logistics Agency to manage multiple supply chains for the agency’s customers. The divestiture is consistent with SAIC’s broader strategy to focus on Growth & Technology Accelerants and on innovative, platform-agnostic solutions that add shareholder value.
SAIC Invests in Morpheus Data: SAIC announced a $5 million strategic investment in Morpheus Data, a leading provider of cloud automation and platform engineering solutions. Morpheus’ software will be the orchestration engine within CloudScendTM, SAIC’s cohesive suite of solutions for customers exploring, migrating and operating within the cloud environment. CloudScend has had an essential role in driving SAIC’s growth in the Secure Cloud market, which represents over $1 billion in annual revenue for SAIC.
SAIC Enters Exclusive Agreement to Provide Integrated Space Capabilities for GomSpace North America: SAIC signed an exclusive agreement to provide new space-based mission capabilities leveraging CubeSats and SmallSats to U.S.-based customers. With this partnership, SAIC becomes the exclusive U.S. integrator of GomSpace satellites and licensed product distributor, services reseller and space vehicle and mission integrator for GomSpace’s U.S. government customers. Together the companies will develop a joint technology roadmap, which will lead to the development of new space capabilities.
SAIC Introduces New Tool for Encrypted Search and Data Sharing: SAIC introduced its new encrypted query analytics and data retrieval (EQADR) platform. The platform enables next-generation, cryptographic, cross-boundary data search, retrieval and analytics. EQADR was developed to offer quick, secure and efficient data search and retrieval. EQADR’S cross-domain strategy delivers targeted, on-demand queries from higher-side networks to lower-side networks while securing sources, methods and analytical tradecraft. The platform is built to handle the transfer of sensitive data, allowing search terms to remain hidden and it can efficiently sift through open-source data, reduce classified-data storage costs and share intellectual property.

Fiscal Year 2024 Guidance
The table below summarizes fiscal year 2024 guidance and represents our views as of June 5, 2023.

	CURRENT	PRIOR
	Fiscal Year	Fiscal Year
	2024 Guidance	2024 Guidance
Revenue	$7.125B - $7.225B	$7.05B - $7.20B
Adjusted EBITDA Margin(1)	9.2% - 9.4%	9.2% - 9.4%
Adjusted Diluted EPS(1)	$7.00 to $7.20	$6.80 - $7.00
Transaction-Adjusted Free Cash Flow(1)	$460M - $480M(2)	$460M - $480M
Webcast Information
SAIC management will discuss operations and financial results in an earnings conference call beginning at 10:00 a.m. Eastern time on June 5, 2023. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.
About SAIC
SAIC® is a premier Fortune 500® technology integrator driving our nation’s technology transformation. Our robust portfolio of offerings across the defense, space, civilian and intelligence markets includes secure high-end solutions in engineering, digital, artificial intelligence and mission solutions. Using our expertise and understanding of existing and emerging technologies, we integrate the best components from our own portfolio and our partner ecosystem to deliver innovative, effective and efficient solutions that are critical to achieving our customers' missions.
We are approximately 24,000 strong; driven by mission, united by purpose, and inspired by opportunities. SAIC is an Equal Opportunity Employer, fostering a culture of diversity, equity and inclusion, which is core to our values and important to attract and retain exceptional talent. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $6.9 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.
Contacts
Investor Relations: Joe DeNardi, +1.703.488.8528, joseph.w.denardi@saic.com
Media: Thais Hanson, +1.703.676.8215, publicrelations@saic.com
GAAP to Non-GAAP Guidance Reconciliation
The Company does not provide a reconciliation of forward-looking adjusted diluted EPS to GAAP diluted EPS or adjusted EBITDA margin to GAAP net income due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including, but not limited to, amortization of acquired intangible assets and acquisition, integration and restructuring costs. As a result, the Company is not able to forecast GAAP diluted EPS or GAAP net income with reasonable certainty. The variability of the above charges may have an unpredictable and potentially significant impact on our future GAAP financial results.
(1)Non-GAAP measure, see Schedule 5 for information about this measure.
(2)Current transaction-adjusted free cash flow guidance excludes expected cash tax and other payments of approximately $82M related to the L&SCM sale which will impact cash flows provided by operating activities in the second, third and fourth quarters of fiscal year 2024.

Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	May 5, 2023	April 29, 2022
	(in millions, except per share amounts)
Revenues	$2,028	$1,996
Cost of revenues	1,793	1,770
Selling, general and administrative expenses	84	92
Acquisition and integration costs	—	9
Other operating income	(6)	—
Operating income	157	125
Interest expense	33	27
Other (income) expense, net	1	3
Income before income taxes	123	95
Provision for income taxes	(25)	(21)
Net income	$98	$74
Net income attributable to non-controlling interest	—	1
Net income attributable to common stockholders	$98	$73
Weighted-average number of shares outstanding:
Basic	54.3	56.1
Diluted	54.8	56.6
Earnings per share:
Basic	$1.80	$1.30
Diluted	$1.79	$1.29

Schedule 2:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(Unaudited)

	May 5, 2023	February 3, 2023
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$422	$109
Receivables, net	995	936
Inventory, prepaid expenses and other current assets	77	152
Assets held for sale	181	—
Total current assets	1,675	1,197
Goodwill	2,851	2,911
Intangible assets, net	980	1,009
Property, plant, and equipment, net	91	92
Operating lease right of use assets	154	158
Other assets	206	176
Total assets	$5,957	$5,543
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$809	$767
Accrued payroll and employee benefits	277	328
Deposit liability for assets held for sale	355	—
Long-term debt, current portion	46	31
Liabilities held for sale	66	—
Total current liabilities	1,553	1,126
Long-term debt, net of current portion	2,329	2,343
Operating lease liabilities	150	152
Other long-term liabilities	233	218
Equity:
Total common stockholders' equity	1,692	1,694
Non-controlling interest	—	10
Total stockholders' equity	1,692	1,704
Total liabilities and stockholders' equity	$5,957	$5,543

Schedule 3:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	May 5, 2023	April 29, 2022
	(in millions)
Cash flows from operating activities:
Net income	$98	$74
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36	41
Amortization of off-market customer contracts	(2)	(2)
Amortization of debt issuance costs	1	2
Deferred income taxes	(6)	2
Stock-based compensation expense	12	11
Gain on divestiture	(7)	—
Increase (decrease) resulting from changes in operating assets and liabilities, net of the effect of divestitures:
Receivables	(127)	(89)
Inventory, prepaid expenses and other current assets	4	11
Other assets	4	3
Accounts payable and accrued liabilities	113	39
Accrued payroll and employee benefits	(43)	31
Operating lease assets and liabilities, net	(3)	(4)
Other long-term liabilities	2	(1)
Net cash provided by operating activities	82	118
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(6)	(5)
Purchases of marketable securities	(3)	(2)
Sales of marketable securities	1	1
Proceeds from assets held for sale	355	—
Cash divested upon deconsolidation of joint venture	(8)	—
Other	(3)	—
Net cash provided by (used in) investing activities	336	(6)
Cash flows from financing activities:
Dividend payments to stockholders	(21)	(22)
Principal payments on borrowings	(160)	(59)
Issuances of stock	4	4
Stock repurchased and retired or withheld for taxes on equity awards	(88)	(84)
Proceeds from borrowings	160	—
Distributions to non-controlling interest	—	(1)
Net cash used in financing activities	(105)	(162)
Net increase (decrease) in cash, cash equivalents and restricted cash	313	(50)
Cash, cash equivalents and restricted cash at beginning of period	118	115
Cash, cash equivalents and restricted cash at end of period	$431	$65

Schedule 4:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
BACKLOG
(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	May 5, 2023	February 3, 2023
	(in millions)
Funded backlog	$3,899	$3,554
Negotiated unfunded backlog	19,895	20,248
Total backlog	$23,794	$23,802
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite-delivery, indefinite-quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded and separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future anticipated task orders.

Schedule 5:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This schedule describes the non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.

EBITDA, Adjusted EBITDA and Adjusted Operating Income

	Three Months Ended
	May 5, 2023	April 29, 2022
	(in millions)
Net income	$98	$74
Interest expense and loss on sale of receivables	36	28
Interest income	(1)	—
Provision for income taxes	25	21
Depreciation and amortization	36	41
EBITDA(1)	194	164
EBITDA as a percentage of revenues	9.6%	8.2%
Acquisition and integration costs	—	9
Restructuring and impairment costs	1	—
Gain on divestitures, net of transaction costs	(6)	—
Adjusted EBITDA(1)	$189	$173
Adjusted EBITDA as a percentage of revenues	9.3%	8.7%

Operating income	$157	$125
Operating income as a percentage of revenues	7.7%	6.3%
Acquisition and integration costs	—	9
Restructuring and impairment costs	1	—
Gain on divestitures, net of transaction costs	(6)	—
Adjusted operating income(1)	$152	$134
Adjusted operating income as a percentage of revenues	7.5%	6.7%

EBITDA is a performance measure that is calculated by taking net income and excluding interest and loss on sale of receivables, provision for income taxes, and depreciation and amortization. Adjusted EBITDA and adjusted operating income are performance measures that exclude the impact of non-recurring transactions that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions. The gain on divestitures includes gain associated with the deconsolidation of FSA. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Diluted Earnings Per Share

	Three Months Ended
	May 5, 2023	April 29, 2022
Diluted earnings per share	$1.79	$1.29

Acquisition and integration costs and restructuring and impairment costs, divided by diluted 'weighted-average number of shares outstanding' (WASO)	0.02	0.16
Tax effect of acquisition and integration costs and restructuring and impairment costs, divided by diluted WASO	—	(0.03)
Net effect of acquisition and integration costs and restructuring and impairment costs, divided by diluted WASO	0.02	0.13

Amortization of intangible assets, divided by diluted WASO	0.53	0.58
Tax effect of amortization of intangible assets, divided by diluted WASO	(0.11)	(0.12)
Net effect of amortization of intangible assets, divided by diluted WASO	0.42	0.46

Gain on divestitures, net of transaction costs, divided by diluted WASO	(0.11)	—
Tax effect of gain on divestitures, net of transaction costs, divided by diluted WASO	0.02	—
Net effect of gain on divestitures, net of transaction costs, divided by diluted WASO	(0.09)	—

Adjusted diluted earnings per share(1)	$2.14	$1.88
Adjusted diluted earnings per share is a performance measure that excludes the impact of non-recurring transactions that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions. The gain on divestitures includes gain associated with the deconsolidation of FSA. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Free Cash Flow

	Three Months Ended
	May 5, 2023	April 29, 2022
	(in millions)
Net cash provided by operating activities	$82	$118
Expenditures for property, plant, and equipment	(6)	(5)
Cash used (provided) by MARPA Facility	—	—
Free cash flow(1)	$76	$113

FY24 Guidance
(in millions)
Net cash provided by operating activities	$410 to $430
Expenditures for property, plant, and equipment	Approximately $30
Free cash flow(1)	$380 to $400
L&SCM divestiture transaction fees	Approximately $7
L&SCM divestiture cash taxes	Approximately $75
Transaction-adjusted free cash flow(1)	$460 to $480
Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment and less cash flows from our Master Accounts Receivable Purchasing Agreement (MARPA Facility) for the sale of certain designated eligible U.S. government receivables. Under the MARPA Facility, the Company can sell eligible receivables up to a maximum amount of $300 million. Transaction-adjusted free cash flow excludes cash taxes, transaction fees, and other costs related to the divestiture of the logistics and supply chain management business from free cash flow as previously defined. We believe that free cash flow and transaction-adjusted free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present similar non-GAAP liquidity measures. These measures should not be considered as a measure of residual cash flow available for discretionary purposes.

(1)Non-GAAP measure, see above for definition.